Exhibit 4.1
AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
CVR PARTNERS, LP
     This Amended and Restated Certificate of Limited Partnership of CVR Partners, LP dated April 8, 2011 has been duly executed and filed by the undersigned general partner pursuant to Section 17-210 of the Delaware Revised Uniform Limited Partnership Act the (“Act”) and is an amendment and restatement of that certain Certificate of Limited Partnership dated June 12, 2007.
     1. Name. The name of the limited partnership is CVR Partners, LP.
     2. Registered Office. The address of the registered office required to be maintained by Section 17-104 of the Act is:
1209 Orange Street, Wilmington, Delaware 19801
     The name and address of the registered agent for service of process required to be maintained by Section 17-104 of the Act is:
The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801
     3. General Partner. The name and business address of the sole general partner of the Partnership is:
CVR GP, LLC 2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479
     EXECUTED, as of the date written first above.
CVR GP, LLC

By:	/s/ Edmund S. Gross
Edmund S. Gross Senior Vice President, General Counsel and Secretary